LENNAR PARTNERS

An LNR Company

March 1, 2002

LaSalle Bank, N.A. 135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603

Attention: Asset Backed Securities Trust Services Group

LB-UBS Commercial Mortgage Trust 2001-C3

Re: Annual Independent Public Accountant's Servicing Report

LB-UBS Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2001-C3

To whom it may concern:

As of and for the year ended December 31, 2001, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan K. Chapman

Susan K. Chapman

Vice President

cc: First Union National Bank

First Union Capital Markets

NC 1075, 8739 Research Drive, URP-4

Charlotte, North Carolina 28288-1075

Attention: LB-UBS Commercial Mortgage Trust 2001-C3

Structured Asset Securities Corporation

200 Vesey Street

New York, New York 10285

Attention: Sott Lechner - LB-UBS Commercial Mortgage Trust. Series 2001-C3

Lehman Brothers. Inc

Three World Financial Center

New York, New York 10255

Attention: Tricia Hall/ Commercial Mortgage Trading

760 Northwest 107th Avenue Suite 400 Miami, Florida 33172

Telephone (305) 220-4300 Fax (305) 226-3428